EXHIBIT 99.1

This is a joint press release by Liberty Global plc (“Liberty Global”) and Ziggo N.V. (“Ziggo”) in connection with the recommended public offer
(the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global (the “Offeror”), for all the issued and outstanding shares in the capital of Ziggo not yet owned by Liberty Global and its affiliates. The Offer is made solely pursuant to the Offer Memorandum, dated June 27, 2014, approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), and the U.S.
prospectus/offer to exchange, dated August 19, 2014, forming part of the Registration Statement on Form S-4 filed by Liberty Global with the
United States Securities and Exchange Commission (“SEC”) and any amendments or supplements to such Offer materials. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada and Japan. This announcement is formally required pursuant to Articles 4(3) of the Decree on Public Takeover Bids Wft (Besluit Openbare Biedingen Wft).

Liberty Global Exceeds 95% of Ordinary Ziggo Shares and will Commence Statutory Squeeze-out

•	Liberty Global holds 96% of all Ziggo Shares

•	Following post-closing procedures, Liberty Global will own 100% of Ziggo

•	Remaining Shares can be tendered in Post-Closing Acceptance Period ending at 17:40 CET (11:40 a.m. hours EST) on November 19, 2014

•	Delisting and statutory squeeze-out to commence as soon as possible

Denver, Colorado and Utrecht, the Netherlands - November 18, 2014

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Ziggo N.V. (“Ziggo”) today announce that Liberty Global has acquired more than 95% of the outstanding Ziggo ordinary shares (“Shares”) and will pursue delisting of Ziggo and commence statutory squeeze-out procedures as described in more detail below. During the previously announced recommended public offer (the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global, to Ziggo shareholders (“Shareholders”), 75% of the Shares have been tendered (including during the post-closing acceptance period as described below) and, as a result, Liberty Global now holds 96% of the total issued share capital of Ziggo.

Shareholders who have not tendered their Shares under the Offer may tender their Shares in the previously announced post-closing acceptance period (na-aanmeldingstermijn) that commenced on November 6, 2014 and expires at 17:40 hours CET (11:40 a.m. hours EST) on Wednesday, November 19, 2014 (the “Post-Closing Acceptance Period”). Shareholders can tender their Shares during the Post-Closing Acceptance Period in the same manner and subject to the same terms and restrictions as described in the Offer Memorandum dated June 27, 2014 and the U.S. prospectus/offer to exchange dated August 19, 2014. Shares tendered during the Post-Closing Acceptance Period will be accepted immediately and, accordingly, Shareholders who tender their Shares during the Post-Closing Acceptance Period will not have withdrawal rights. Liberty Global will arrange for payment against delivery (levering) for the Shares that are validly tendered during the Post-Closing Acceptance Period on the third business day after the day on which such Shares are tendered.

As a result of the acquisition by Liberty Global of more than 95% of the Shares, Liberty Global and Ziggo jointly announce that they will terminate the listing and trading of the Shares on Euronext Amsterdam as soon as possible in consultation with Euronext Amsterdam. In addition, Liberty Global will initiate a statutory squeeze-out procedure in accordance with article 2:359c and 2:92a of the Dutch Civil Code as soon as possible, in order to acquire the remaining Shares not tendered and not held by Liberty Global.

Exchange Agent
ING Bank N.V. (Attention: Sjoukje Hollander/Remko Los)
Bijlmerdreef 888
1102 MG Amsterdam
The Netherlands
Telephone: + 31 20 563 6546 / + 31 20 563 6619
Fax: + 31 20 563 6959
E-mail: iss.pas@ing.nl

Information Agent
Georgeson
Westplein 11, 3016 BM, Rotterdam, Netherlands
480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA
Toll-Free Number for European Retail Shareholders: 00 800 3814 3814
European Bank and Broker Helpline: +44 (0) 870 703 6357
Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756
Email: ziggo@georgeson.com

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Ziggo. In connection with the proposed acquisition of Ziggo, Liberty Global has filed a registration statement on Form S-4 with the SEC as amended containing the U.S. Prospectus, and as to which the Offer Memorandum has been filed as an exhibit. SHAREHOLDERS OF ZIGGO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE U.S. PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement, the U.S. Prospectus and the Offer Memorandum, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement, the U.S. Prospectus, the Offer Memorandum and other filings by Liberty Global with the SEC that are incorporated by reference in the U.S. Prospectus can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations, or on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html.

About Liberty Global
Liberty Global is the world’s largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading services are provided through next-generation networks and innovative technology platforms that, when combined with those of Ziggo N.V., connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

About Ziggo
Ziggo is a Dutch provider of entertainment, information and communication through television, internet and telephony services. The company serves around 2.8 million households, with 2.0 million internet subscribers, over 2.3 million subscribers for digital television and 1.6 million telephony subscribers. Business-to-business subscribers use services such as data communication, telephony, television and internet. The company owns a next-generation network capable of providing the bandwidth required for all future services currently foreseen. More information on Ziggo can be found on: www.ziggo.com. For more information please contact:

Investor Relations:		Corporate Communications:
Wouter van de Putte	+31 (0) 88 717 1799	Martijn Jonker	+31 (0) 88 717 2419
Caspar Bos	+31 (0) 88 717 4619

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